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                                                                   EXHIBIT 10.61

           FIRST AMENDMENT TO THE FISHER SCIENTIFIC INTERNATIONAL INC.
                     EXECUTIVE RETIREMENT AND SAVINGS PLAN

      The Compensation Committee hereby amends the Fisher Scientific International Inc. Executive Retirement and Savings Plan (as restated effective June 23, 1997) pursuant to Section 11.2, effective as of July 1, 2000, as follows:

      Section 8.2 shall be amended in its entirety to read:

      "8.2 Savings Account Credited Earnings, Gains or Losses.

            (a) Interest. Amounts credited to the Savings Account during any year shall accrue interest at a predetermined rate as set forth by the Administrative Committee, or such predetermined alternative investments as may be approved by the Investment Committee.

            (b) Investment Funds. Notwithstanding Section 8.2(a), effective as of July 1, 2000, selected Participants (as designated from time to time by the Administrative Committee) with a credited Savings Account under the Plan, may be permitted, subject to Investment Committee discretion, rules and procedures, to direct how amounts credited to such Participant's Savings Account shall be deemed invested for purposes of crediting earnings, gains or losses to such accounts; provided, however, that any credit of earnings, gains or losses shall be pursuant to a predetermined investment fund as affirmatively elected by the Participant prior to the beginning of the period for which such credit is made. The Investment Committee may, in its sole discretion, direct the establishment of one or more investment funds for Participant directed instructions, or may terminate any investment fund, as it deems appropriate. The Investment Committee shall announce to selected Participants the addition or deletion of an investment fund prior to the effective date of any such change. If permitted, any changes by a selected Participant in Savings Account elections among investment funds shall be made in accordance with Investment Committee rules and procedures for investment fund elections.